                                            Rule 424(b)2
                                            Registration Statement No. 33-56043


PROSPECTUS SUPPLEMENT
(To prospectus dated April 16, 1998)

                                  $300,000,000

                               MASCO CORPORATION
                           7 3/4% DEBENTURES DUE 2029

                            ------------------------

          The debentures bear interest at the rate of 7 3/4% per year. Interest on the debentures is payable on February 1 and August 1 of each year beginning February 1, 2000. The debentures will mature on August 1, 2029. The debentures are not redeemable before maturity and do not have the benefit of any sinking fund.

          The debentures are unsecured and rank equally with all of our other unsecured senior indebtedness. The debentures will be issued only in registered form in denominations of $1,000.

                            ------------------------

                                                               PER DEBENTURE              TOTAL
                                                               -------------              -----
Public offering price(1)...................................       98.797%              $296,391,000
Underwriting discount......................................         .875%                $2,625,000
Proceeds, before expenses, to Masco........................       97.922%              $293,766,000

          (1) Plus accrued interest from August 3, 1999, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The debentures will be ready for delivery in book-entry form only through The Depository Trust Company, on or about August 3, 1999.

                            ------------------------

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

                            ------------------------

            The date of this Prospectus Supplement is July 29, 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                   PROSPECTUS SUPPLEMENT

Recent Developments.........................................     S-3
Use of Proceeds.............................................     S-3
Ratio of Earnings to Fixed Charges..........................     S-3
Description of Debentures...................................     S-3
Underwriting................................................     S-6

                         PROSPECTUS

Available Information.......................................       2
Incorporation of Certain Documents by Reference.............       2
The Company.................................................       3
Use of Proceeds.............................................       3
Description of Securities...................................       3
Plan of Distribution........................................       8
Legal Opinions..............................................       8
Experts.....................................................       9

                          ---------------------------

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

          CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

          THE TERMS "MASCO," "WE," "US," AND "OUR" REFER TO MASCO CORPORATION. OUR EXECUTIVE OFFICES ARE LOCATED AT 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180, AND OUR TELEPHONE NUMBER IS (313) 274-7400.

                              RECENT DEVELOPMENTS

     We maintain an active acquisition program. During the first half of 1999, we announced the acquisition of five companies with aggregate 1998 revenues of approximately $350 million and operating profit of approximately $60 million. The total purchase price for the five companies (including the assumption of debt) is approximately $460 million. We continue to explore other acquisition opportunities and are in active negotiations with some prospective candidates. Certain of these negotiations involve potential transactions that would be significantly larger than those referred to above and would be effected through the issuance of common stock. There can be no assurance that any of these transactions will occur.

                                USE OF PROCEEDS

     The net proceeds received by Masco from the sale of the Debentures offered hereby will be used for repayment of its $200 million 6.625% Debentures due September 15, 1999. The remainder of the proceeds will be used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Masco's ratios of earnings to fixed charges were as follows for the respective periods indicated:

                                   YEAR ENDED DECEMBER 31
THREE MONTHS ENDED      --------------------------------------------
  MARCH 31, 1999        1998      1997      1996      1995      1994
------------------      ----      ----      ----      ----      ----
       8.1               8.2       7.5       6.8       5.0       6.7

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and extraordinary income and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of Masco and its consolidated subsidiaries and dividends received from, less the equity in undistributed earnings of, 50% or less owned companies; fixed charges consist of interest, amortization of debt expense and the portion of rentals for real and personal properties representative of the interest factor.

                           DESCRIPTION OF DEBENTURES

GENERAL

     The Debentures offered hereby will initially be limited to $300 million aggregate principal amount, but we reserve the right to increase the size of the offering from time to time. The Debentures are to be issued under an Indenture (the "Indenture"), which is more fully described in the accompanying Prospectus.

     The Debentures will bear interest from August 3, 1999, payable semi-annually on each February 1 and August 1, beginning on February 1, 2000, to the persons in whose names the Debentures are registered at the close of business on the January 15 or July 15, as the case may be, next preceding such February 1 or August 1. The Debentures will mature on August 1, 2029, and are not subject to any sinking fund. The Debentures are not redeemable before maturity.

BOOK-ENTRY SYSTEMS

     The Debentures will be issued in fully registered form in the name of Cede & Co., as nominee of DTC. Two fully registered certificates will be issued as Global Debentures for the Debentures in the aggregate principal amount of the Debentures. Such Global Debentures will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     So long as DTC, or its nominee, is the registered owner of a Global Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Debenture for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Debenture will not be entitled to have the Debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of such Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Debenture must rely on the procedures of DTC for such Global Debenture and, if such person is not a Participant (as defined below), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

     DTC has advised Masco and the Underwriters as follows:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges in deposited securities, through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership of interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

          To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Global Debentures. Under its usual procedures DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in the listing attached to the Omnibus Proxy).

          Principal and interest payments on the Global Debentures will be made to DTC. Masco expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Debenture, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Debenture as shown on DTC's records. Masco also expects that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, Masco or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its service as securities depositary with respect to the Debentures at any time by giving reasonable notice to Masco or the Trustee. In addition, Masco may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if a successor securities depositary is not obtained, Debenture certificates in fully registered form are required to be printed and delivered to Beneficial Owners of the Global Debentures representing such Debentures.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Masco believes to be reliable (including
DTC), but Masco takes no responsibility for the accuracy thereof.

     Neither Masco, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debentures or payments to, or the providing of notice to Participants or Beneficial Owners.

     The Debentures will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Debentures will, therefore, settle in immediately available funds. All applicable payments of principal and interest on the Debentures issued as Global Debentures will be made by Masco in immediately available funds.

     For other terms of the Debentures, see "Description of Securities" in the accompanying Prospectus.

DEFEASANCE

     The Debentures will be subject to defeasance and discharge and to defeasance of certain obligations as set forth in the Indenture, see "Description of Securities -- Defeasance" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amount of debentures set forth opposite its name.

                                                               PRINCIPAL
                                                                 AMOUNT
UNDERWRITER                                                    ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $150,000,000
Salomon Smith Barney Inc. ..................................   150,000,000
                                                              ------------
             Total..........................................  $300,000,000
                                                              ============

     We have been advised by the underwriters that they propose to offer part of the debentures purchased by them directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and may offer part of the debentures to certain dealers at such price less a concession not in excess of .5% of the principal amount of the debentures. The underwriters may allow and such dealers may reallow a concession not in excess of .25% of the principal amount of the debentures to certain other dealers. After the initial public offering, the underwriters may change the public offering price and other selling terms. The underwriters must purchase all of the debentures offered hereby if they purchase any of such debentures.

     Each of the underwriters has in the past provided, and may in the future provide, investment banking services to us and certain related companies.

     The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     We have agreed not to offer or sell or otherwise dispose of for cash without the consent of the underwriters any debt securities of Masco substantially similar to the debentures until the date following the date on which we deliver the debentures to the underwriters.

     We do not expect to list the debentures on any securities exchange. The underwriters may from time to time purchase and sell debentures in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the debentures or liquidity in the secondary market if one develops.

     We estimate that we will spend approximately $50,000 for printing, rating agencies, trustee and legal fees and other expenses related to this offering.

     The underwriters are permitted to engage in certain transactions that stabilize the price of the debentures. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the debentures. If the underwriters create a short position in the debentures in connection with the offering, i.e., if they sell debentures in an aggregate principal amount exceeding that set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing debentures in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

PROSPECTUS

                               MASCO CORPORATION

                                DEBT SECURITIES

                            ------------------------

     Masco Corporation (the "Company") may from time to time offer senior debt securities consisting of debentures, notes or other unsecured evidences of indebtedness ("Securities"). The Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Securities to or through underwriters or dealers, directly to other purchasers or through agents. See "Plan of Distribution".

     The terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments, the public offering price, the names of any underwriters or agents, the principal amounts to be purchased by underwriters and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement").

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

April 16, 1998

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Reports, proxy statements and other information filed by the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

          (b) The Company's Proxy Statement dated April 25, 1997, in connection with its Annual Meeting of Stockholders held on May 21, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN ANY EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SAMUEL A. CYPERT, VICE PRESIDENT, INVESTOR RELATIONS, MASCO CORPORATION, 21001 VAN BORN ROAD, TAYLOR, MICHIGAN 48180 (TELEPHONE (313) 274-7400).

                                  THE COMPANY

     The Company is engaged principally in the manufacture, sale and installation of home improvement and building products. Although published industry statistics are generally not available, the Company believes it is the largest domestic manufacturer of faucets, kitchen and bath cabinets and plumbing supplies and that it is a leading domestic producer of a number of other home improvement and building products.

     The Company's executive offices are located at 21001 Van Born Road, Taylor, Michigan 48180, and the telephone number is (313) 274-7400. Except as the context otherwise indicates, the terms "Masco" or the "Company" refer to Masco Corporation and its consolidated subsidiaries.

                                USE OF PROCEEDS

     The Company expects to apply substantially all of the net proceeds from sales of Securities by the Company to its general funds to be used for general corporate purposes, including working capital, repayment of debt and expenditures for development of activities in which it is now engaged or investment in and development of activities in which it is not currently engaged. In this regard, the Company maintains an active acquisition effort and is frequently engaged in discussions with respect to acquisition opportunities. Proceeds from sales of Securities by the Company could be applied directly or indirectly to such acquisitions. Funds not required immediately for any of the foregoing purposes may be invested in marketable securities. The Company intends to use the proceeds from the offering described in the Prospectus Supplement as set forth in the Prospectus Supplement under the caption "Use of Proceeds".

                           DESCRIPTION OF SECURITIES

     The Securities offered hereby will be issued under an Indenture dated as of December 1, 1982 between the Company and The First National Bank of Chicago (as successor to Morgan Guaranty Trust Company of New York), as Trustee, as amended by a Supplemental Indenture dated as of July 26, 1994 (the Indenture as amended by the Supplemental Indenture is hereinafter referred to as the "Indenture"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the registration statement covering the Securities. Whenever references are made to particular provisions of the Indenture, such provisions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references. Certain defined terms are capitalized. References in italics are to the Indenture.

GENERAL

     The Indenture does not limit the amount of Securities which may be issued thereunder. The Prospectus Supplement sets forth the following terms, where applicable, of the Securities in respect of which this Prospectus is delivered:
(1) the designation of such Securities; (2) the aggregate principal amount of such Securities; (3) the date or dates on which the principal of and premium, if any, on such Securities are payable; (4) the rate or rates at which such Securities shall bear interest, if any, or the method by which such interest may be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of holders to whom interest is payable; (5) the place or places where the principal of, and premium, if any, and any interest on such Securities shall be payable; (6) the price or prices at which, the period or periods within which and the terms and conditions upon which such Securities may be redeemed, in whole or in part, at the option of the Company, or at the option of a holder of such Securities or mandatorily pursuant to any sinking, purchase or other analogous fund; (7) the right, if any, of the Company to discharge or limit the Indenture with respect to such Securities prior to maturity; (8) if other than the principal amount thereof, the portion of the principal amount of such Securities which shall be payable upon declaration of acceleration of the maturity thereof or which shall be provable in bankruptcy; and (9) such other terms of such Securities as are not inconsistent with the provisions of the Indenture. (Section 2.03) Principal, premium, if any, and interest, if any, will be payable and the Securities offered hereby will be transferable, at the corporate trust office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the registry books of the Company. (Sections 3.01 and 3.02)

     The Securities offered hereby will be issued only in fully registered form without coupons and, unless otherwise specified in the Prospectus Supplement, in denominations of $1,000 and any multiple thereof. No service charge will be made for any transfer or exchange of the Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 2.05 and 2.07)

     Some of the Securities may be issued as discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Securities are described in the Prospectus Supplement with respect to any such Securities.

     Except as may be set forth in the Prospectus Supplement, the Indenture does not contain any covenants or provisions which afford holders of Securities protection in the event of a highly leveraged transaction.

LIMITATION ON LIENS

     The Company covenants that, so long as any of the Securities remains outstanding, it will not, nor will it permit any Consolidated Subsidiary to, issue, assume or guarantee any debt for money borrowed or any Funded Debt (herein referred to as "Debt") if such Debt is secured by a mortgage (as defined in the Indenture) upon any Principal Property or upon any shares of stock or indebtedness of any Consolidated Subsidiary which owns or leases any Principal Property (whether such Principal Property, shares of stock or indebtedness are owned on December 1, 1982 or are thereafter acquired) without in any such case effectively providing that the Securities shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to (i) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Consolidated Subsidiary; (ii) mortgages on property existing at the time of acquisition thereof, or to secure Debt incurred for the purpose of financing all or any part of the purchase price of such property, or to secure any Debt incurred prior to or within 120 days after the later of the acquisition, completion of construction or improvement or the commencement of commercial operation of such property, which Debt is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (iii) mortgages securing Debt owing by any Consolidated Subsidiary to the Company or another Consolidated Subsidiary; (iv) mortgages on property of a corporation existing at the time such corporation is merged or consolidated with the Company or a Consolidated Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Consolidated Subsidiary, provided that no such mortgage shall extend to any other Principal Property of the Company or any Consolidated Subsidiary or any shares of capital stock or any indebtedness of any Consolidated Subsidiary which owns or leases a Principal Property; (v) mortgages on property of the Company or a Consolidated Subsidiary in favor of the United States of America, any State thereof, or any other country, or any political subdivision of any thereof, to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or (vi) certain extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of mortgages existing at the date of the Indenture or any mortgage referred to in the foregoing clauses (i) through (v), inclusive. (Section 3.05(a))

     Notwithstanding the above, the Company and one or more Consolidated Subsidiaries may, without securing the Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the total of the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) and the aggregate amount of Attributable Debt in respect of sale and lease-back arrangements at such time does not exceed 5% of Consolidated Net Tangible Assets, determined as of a date not more than 90 days prior thereto. (Section 3.05(b))

LIMITATION ON SALES AND LEASEBACKS

     The Company covenants that it will not, and will not permit any Consolidated Subsidiary to, enter into any sale and leaseback arrangement, except for a lease for a term of not more than three years, involving any Principal Property unless (i) the Company or such Consolidated Subsidiary would be entitled to issue, assume or guarantee Debt secured by a mortgage on the property involved in such arrangement at least equal in amount to what would constitute Attributable Debt in respect of such arrangement without equally and ratably securing the Securities or (ii) the Company or a Consolidated Subsidiary within 120 days of the effective date of any such arrangement applies an amount equal to the greater of the net proceeds of the sale of the Principal Property so leased or the fair market value of such Principal Property to the retirement, other than any mandatory retirement or by way of payment at maturity, of Funded Debt of the Company or any Consolidated Subsidiary, other than Funded Debt owned by the Company or any Consolidated Subsidiary and other than Funded Debt which is subordinated in payment of principal or interest to the Securities, or, in lieu of such retirement, delivers Securities to the Trustee for cancellation. (Section 3.06)

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Company covenants that it will not consolidate or merge with or into any other corporation and will not sell or convey its property as an entirety, or substantially as an entirety, to another corporation if, as a result thereof, any Principal Property would become subject to a mortgage, unless either (i) such mortgage could be created pursuant to Section 3.05 without equally and ratably securing the Securities or (ii) the Securities shall be secured prior to the Debt secured by such mortgage. (Section 10.03)

CERTAIN DEFINITIONS

     "Attributable Debt" in respect of a sale and leaseback arrangement is defined in the Indenture to mean, at the time of determination, the lesser of
(i) the fair value of the property subject to such arrangement (as determined by the Board of Directors of the Company) or (ii) the present value (discounted at the rate per annum equal to the interest borne by fixed rate Securities or the yield to maturity at the time of issuance of any Original Issue Discount Securities determined on a weighted average basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the rental payment shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges; provided, however, that there shall not be deemed to be any Attributable Debt in respect of a sale and leaseback arrangement if (a) such arrangement does not involve a Principal Property, (b) the Company or a Consolidated Subsidiary would be entitled pursuant to the provisions of Section 3.05 (a) of the Indenture to issue, assume or guarantee Debt secured by a mortgage upon the property involved in such arrangement without equally and ratably securing the Securities, or (c) the greater of the net proceeds of such arrangement or the fair market value of the property so leased has been applied to the retirement, other than any mandatory retirement or by way of payment at maturity, of Funded Debt of the Company or any Consolidated Subsidiary, other than Funded Debt owned by the Company or any Consolidated Subsidiary and other than Funded Debt which is subordinated in payment of principal or interest to the Securities. (Section 1.01)

     "Consolidated Net Tangible Assets" is defined as the aggregate amount of assets (less applicable reserves) of the Company and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities (excluding any such liabilities deemed to be Funded Debt), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c) all investments in any Subsidiary other than a Consolidated Subsidiary, in all cases computed in accordance with generally accepted accounting principles and which under generally accepted accounting principles would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries. (Section 1.01)

     "Funded Debt" is defined to mean indebtedness maturing more than 12 months from the date of the determination thereof or having a maturity of less than 12 months but renewable or extendible at the option of the borrower beyond 12 months from the date of such determination (i) for money borrowed or (ii) incurred in connection with the acquisition of property (to the extent that indebtedness in connection with acquisitions is represented by any notes, bonds, debentures or similar evidences of indebtedness), for which the Company or any Consolidated Subsidiary is directly or contingently liable or which is secured by property of the Company or a Consolidated Subsidiary. (Section 1.01)

     "Original Issue Discount Security" is defined to mean any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof. (Section 1.01)

     "Principal Property" is defined to mean any manufacturing plant, research or engineering facility located within the United States of America or Puerto Rico owned or leased by the Company or any Consolidated Subsidiary unless, in the opinion of the Board of Directors of the Company, such plant or facility is not of material importance to the total business conducted by the Company and its Consolidated Subsidiaries as an entirety. (Section 1.01)

     "Subsidiary" is defined to mean any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by the Company, or by the Company and one or more Subsidiaries, or by one or more Subsidiaries. "Consolidated Subsidiary" is defined to mean each Subsidiary other than any Subsidiary the accounts of which
(i) are not required by generally accepted accounting principles to be consolidated with those of the Company for financial reporting purposes, (ii) were not consolidated with those of the Company in the Company's then most recent annual report to stockholders and (iii) are not intended by the Company to be consolidated with those of the Company in its next annual report to stockholders; provided, however, that the term "Consolidated Subsidiary" shall not include (a) any Subsidiary which is principally engaged in (i) owning, leasing, dealing in or developing real property, or (ii) purchasing or financing accounts receivable, making loans, extending credit or other activities of a character conducted by a finance company or (b) any Subsidiary, substantially all of the business, properties or assets of which were acquired after December 1, 1982 (by way of merger, consolidation, purchase or otherwise), unless the Board of Directors thereafter designates such Subsidiary a Consolidated Subsidiary for the purposes of the Indenture. (Section 1.01)

DEFEASANCE

     If permitted by the terms of any series of Securities, the Company may terminate certain of its obligations under the Indenture with respect to such series, including its obligations to comply with the restrictive covenants described herein, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or obligations of the United States sufficient to pay the principal of, premium, if any, and interest on the Securities of such series to maturity. (Section 11.01) The Prospectus Supplement sets forth the defeasance rights, if any, of the Company provided by the terms of the Securities in respect of which this Prospectus is delivered.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     As to each series of Securities, an Event of Default is defined in the Indenture as being: default for 30 days in payment of any interest on the Securities of that series; default in payment of principal and premium, if any, on the Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; default by the Company in the performance of any other of the covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than that series) which shall not have been remedied for a period of 90 days after notice; and certain events of bankruptcy, insolvency, and reorganization of the Company. (Section 5.01) The Indenture provides that the Trustee may withhold notice to the holders of the Securities of any default (except in payment of principal of or interest or premium on the Securities) if the Trustee considers it in the interest of the holders of the Securities to do so. (Section 5.08)

     The Indenture provides that, (i) if an Event of Default due to the default in payment of principal, interest or premium, if any, on any series of Securities or a default with respect to a covenant included in the Indenture solely for the benefit of such series of Securities shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Securities of such series then outstanding may declare the principal of all Securities of such series (or, if the Securities of such series are issued as Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series) and interest accrued thereon to be due and payable immediately and (ii) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Indenture and certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of all Securities then outstanding (treated as one class) may declare the principal of all Securities (or, if any Securities are issued as Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such Securities) and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of or interest or premium on the Securities) by the holders of a majority in principal amount of the Securities of such series (or of all series, as the case may be) then outstanding. (Section 5.01)

     The holders of a majority in principal amount of the Securities of any or all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture. Notwithstanding the foregoing, the Trustee shall have the right to decline to follow any such direction if the Trustee is advised by counsel that the action so directed may not lawfully be taken or if the Trustee determines that such action would be unjustly prejudicial to the holders not taking part in such direction or would involve the Trustee in personal liability. (Section 5.07) The Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of certain defaults under the Indenture. (Section 3.07)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee to modify the Indenture or any supplemental indenture without the consent of the holders of Securities for certain purposes, provided that no such modification shall adversely affect the interest of the holders of the Securities in any material respect. (Section 9.01) The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Securities at the time outstanding affected thereby (voting as a class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Securities; provided that no such modification shall (i) extend the final maturity of any Security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or reduce any amount payable on redemption thereof, or make the principal of, or any interest or premium on, the Securities payable in any coin or currency other than that provided in the Securities, or reduce the amount of the principal of a discounted Security that would be due and payable upon an acceleration of maturity thereof or the amount thereof provable in bankruptcy, or impair or affect the right of any holder of a Security to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Security affected. (Section 9.02)

SUCCESSOR CORPORATION

     Under the terms of the Indenture, the Company may consolidate or merge or sell all or substantially all of its assets if (a) the Company is the continuing corporation or if the Company is not the continuing corporation, such continuing corporation is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and the premium, if any, and interest on the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company and (b) the Company or such continuing corporation is not in default in the performance of any such covenant or condition immediately after such merger, consolidation or sale of assets. (Section 10.01)

CONCERNING THE TRUSTEE

     The Trustee is depository for funds of, makes loans to and performs other services for the Company from time to time in the normal course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters and (iv) through dealers.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction are set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS

     The legality of the Securities in respect of which this Prospectus is being delivered will be passed on for the Company by John R. Leekley, Senior Vice President and General Counsel of the Company, and for the Underwriters, if any, by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Mr. Leekley is a stockholder of the Company and a holder of options to purchase shares of the Company's Common Stock. Davis Polk & Wardwell performs legal services from time to time for the Company and certain related companies.

                                    EXPERTS

     The consolidated financial statements and schedules of Masco Corporation and consolidated subsidiaries and the consolidated financial statements and schedules of MascoTech, Inc. appearing in the Company's most recent Annual Report on Form 10-K have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports appearing therein. The consolidated financial statements and schedules referred to in this paragraph are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

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                                  $300,000,000

                               MASCO CORPORATION

                           7 3/4% DEBENTURES DUE 2029



                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------



                              MERRILL LYNCH & CO.

                             SALOMON SMITH BARNEY




                              DATED JULY 29, 1999

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